SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

December 29, 2005

Date of Report (date of earliest event reported)

RASER TECHNOLOGIES, INC.

(Exact name of Registrant as specified in its charter)

Utah	0-306567	87-0638510
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

5152 North Edgewood Drive, Suite 375

Provo, Utah 84604

(Address of principal executive offices)

(801) 765-1200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On December 29, 2005, Mr. Alan G. Perriton was appointed by the Board of Directors (the “Board”) of Raser Technologies, Inc. (the “Registrant”), on the recommendation of the Nominating and Governance Committee of the Board effective December 31, 2005. Mr. Perriton was appointed a Class I director with a term expiring at the 2006 Annual Meeting of Shareholders.

Mr. Perriton, 59, recently retired from General Motors Asia Pacific where he served as Executive-In-Charge of Strategic Alliances and New Business Development from 1999 to 2005. Mr. Perriton spent over 34 years with General Motors in various management roles including executive management assignments in the United States and Asia. He held several key procurement management positions, including, International Purchasing for General Motors Material Management Staff, Director of International Purchasing, Asia, and in 1992 was named Executive Director for North American Car Platforms for General Motor’s World Wide Purchasing responsible for an annual budget approaching $30 billion. Mr. Perriton served on the Advisory Boards of Northwestern University’s Kellogg Business School and Stanford University’s Graduate School of Business, and he currently serves on Brigham Young University’s Marriott School of Management National Advisory Council and is a member of the U.S. / Korea Business Advisory Council. Mr. Perriton holds a bachelor’s of science degree in business from Brigham Young University and a master’s degree in management from Stanford University.

In connection with the appointment of Mr. Perriton to the Board, Mr. Perriton was granted an option to purchase 100,000 shares of the Registrant’s common stock under the Registrant’s Amended and Restated 2004 Long Term Incentive Plan (the “Stock Option”). The Stock Option provides for an exercise price of $15.90 per share and 1/20th of the shares of the Registrant’s common stock underlying the Stock Option vest every three months.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RASER TECHNOLOGIES, INC.

By:	/s/ WILLIAM DWYER
William Dwyer
Chief Financial Officer

Dated: January 5, 2006